EXHIBIT 11.     STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

City National Bancshares Corporation

Computation of Earnings Per Common Share on a
Basic &  Diluted Basis

In thousands, except per share data
                                         Six Month Ended      Three Months Ended
                                           June 30,              June 30,
                                    -------------------------------------------
                                       1999       1998       1999        1998
Net income (loss) ................. $     513  $     198  $     207  $     (68)

Dividends paid on preferred stock .       107         82       --         --
                                    ---------  ---------  ---------  ---------
Net income (loss) applicable to
  basic common shares .............       406        116        207        (68)

Interest expense on convertible
  subordinated debentures, net of
  income tax ......................         6          6          3       --
                                    ---------  ---------  ---------  ---------
Net income (loss) applicable to
  diluted shares .................. $     412  $     122  $     210  $     (68)
                                    =========  =========  =========  =========
Number of average common shares:
Basic .............................   118,221    114,141    118,221    114,141
                                    =========  =========  =========  =========
Diluted:
  Average common shares outstanding   118,221    114,141    118,221    114,141
  Average convertible subordinated
    debentures convertible to
    common shares .................    13,850     13,850     13,850       --
                                    ---------  ---------  ---------  ---------
                                      132,071    127,991    132,071    114,141
                                    =========  =========  =========  =========
Net income (loss) per common  share

  Basic ........................... $    3.43  $    1.01  $    1.75  $    (.60)
  Diluted .........................      3.12       0.93       1.59       (.60)